UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMERICAN NATIONAL GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1447959
(State of incorporation or organization)	(IRS Employer Identification No.)

One Moody Plaza Galveston, Texas	77550
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of 7.375% Fixed-Rate Non-Cumulative Preferred Stock, Series D	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: File No. 333-281155

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 7.375% Fixed-Rate Non-Cumulative Preferred Stock, Series D, par value $1.00 and $25,000 liquidation preference per share (the “Preferred Stock”), of American National Group Inc. (the “Registrant”). Incorporated by reference herein are the descriptions of the Depositary Shares and the underlying Preferred Stock contained under the headings “Description of the Depositary Shares” and “Description of the Series D Preferred Stock”, respectively, in the Registrant’s prospectus supplement, dated January 7, 2025, to the prospectus, dated August 30, 2024, included in the Registrant’s registration statement on Form S-3 (File No. 333-281155), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2. Exhibits.

3.1	Certificate of Incorporation of American National Group Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K filed on May 8, 2024).

3.2	Certificate of Amendment to the Certificate of Incorporation of American National Group Inc., including the Certificate of Designations with respect to the Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to Form 8-K filed on January 10, 2025).

3.3	Bylaws of American National Group Inc.(incorporated by reference to Exhibit 3.3 to Form 8-K filed on May 8, 2024).

4.1	Form of Deposit Agreement, among the Registrant, Computershare Inc. and Computershare Trust Company, N.A., collectively, as Depositary, Computershare Trust Company, N.A., as Registrar and Transfer Agent and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to Form 8-K filed on January 10, 2025).

4.2	Form of Depositary Receipt (included in Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 10, 2025	AMERICAN NATIONAL GROUP INC.

/s/ Reza Syed
	Name:	Reza Syed
	Title:	Chief Financial Officer & Executive Vice President